Exhibit 99.2

Merix Corporation

Moderator: Cynthia Earle

October 8, 2007

11:00 a.m. ET

OPERATOR: Good morning everyone and welcome to the Merix Corporation’s first quarter 2008 earnings conference call. Today’s call is being recorded. Comments made during the course of this call that state the company’s or management’s intentions, goals, beliefs, plans, projections, expectations or predictions are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995.

Many factors could cause actual results to differ materially from the forward-looking statements, including the factors discussed in the press release announced in our results. The company’s annual report on Form 10-K for the year ended May 26th, 2007 that is on file with the SEC and those discussed from time to time in the company’s other SEC filings. I will now turn the call over to Michael Burger, President and Chief Executive Officer of Merix corporation. Please go ahead sir.

MICHAEL BURGER, PRESIDENT & CEO, MERIX: Good morning everybody. Joining me on the call today is Kelly Lang, our Chief Financial Officer, and Tom Ingham, Executive Vice President of Global Sales.

By now you’ve likely read the press release we issued earlier today announcing the financial results for the first quarter of fiscal 2008 and guidance for the second quarter. During the call, we will review our first quarter financial results, provide an update on the progress we’ve made on our strategic objectives that I’ve outlined last quarter, as well as briefly discuss our second quarter guidance.

In reviewing the first quarter results from continuing operations, our reported revenues of 100.1 million came in at the high end of the guidance range we provided during our last conference call due primarily to continued growth and demand for products manufactured in our Asia factories.

Much of this increase in demand is directly attributable to our unique value proposition that enables customers to use Merix manufacturing services throughout a product’s lifecycle.

Turing to the bottom line, the company has reported a 2.5. million net loss for the quarter, which included a $200,000 or $200,000 of restructuring costs associated with the previously announced Hong Kong factory closure. Excluding this amount, we reported a net loss of $2.3 million or 11 cents per share, which was within the guidance we provided to you in July.

Reviewing revenues, North America’s demand remains relatively constant during the early part of the first quarter, but did show a modest increase in pace of new business as the quarter came to an end. Our results show modest increase in our industrial, medical, as well as defensive aerospace in markets as we have successfully targeted specific customers in these areas.

The growth in these markets was offset by expected reductions in the communication and networking and computer and peripherals markets. The reduction in these two end markets was primarily due to continued relative market softness combined with the fact that Q4’s revenues benefited from a higher level of backlog entering into the quarter as compared to Q1.

Demand on our Asia factories is improving. We believe much of the demand improvement reflects our customers recognition of the investments we’ve made and are making to the improvement of technology, quality, on time delivery, customer service, as well as the appreciation for our overall value proposition.

During last quarter’s conference call, we indicated an expectation that Asia’s revenues would show modest growth entering into fiscal year 2008, which, in fact, did occur. We do, however, continue to anticipate that the growth in this region will remain muted over the next quarter or so due to Hong Kong’s outer layer shutdown and the fact that our Chinese plants are near capacity today.

What’s exciting is the capacity ramp in China that was outlined in the July call is progressing ahead of plan. We would like to, we should see the first phase of this expansion completed and online in the second half of this fiscal year.

Let me move on to addressing the status of some of our key strategic initiatives where I believe we have made meaningful progress during the last 90 days.

Our technology ramp in our Why Young (ph) facility is on track. We have increased our average layer count by 36 percent and four percent from the first and fourth quarters of fiscal 2007 respectfully.

In addition to layer count, we are improving on other aspects of our technology set that are extremely important to our customer base and have, which have inhibited our revenue growth today. We have recently improved our capacity to produce boards with a 10 to one aspect ratio, a six mill annual arraign (ph) and controlled impedance plus to minus 10 percent on an increasing diverse set of advanced materials.

As mentioned earlier, our expansion in Why Young’s (ph) China factory is going well. We broke ground on the previously announced expansion nearly 30 days ahead of schedule. When complete, this expansion is anticipated to increase the inner layer capacity of this factory by approximately 250 percent, providing us with the ability to further increase our average layer count to approximately 10 to 14 layers.

The factory will have the capability to produce boards in excess of 20 layers, having a 12 to one aspect ratio and also some type one HDI (ph) products, aligning the factory much closer to our capabilities within Oregon. This factory alignment is critical to us, realizing our value proposition.

These actions, combined with a few modest modifications in our Why Jo (ph) facility, should allow us to increase our Asian based revenues by roughly $70 million over last year’s fiscal revenue with one less factory.

Of course the timing of when the revenue growth occurs will depend on a number of factors, including how quickly our sales team can fill the factory with profitable work.

The third leg to improving our health of our Asian business is the planned closure of the unprofitable Hong Kong factory. We’ve initiated customer transitions from Hong Kong to both of our Chinese facilities. The transitions are progressing well as the customer retention rate has been better than expected.

The planned Hong Kong closure is to occur in two phases. The first phase was the outer layer shutdown that was planned for early October and actually occurred on September 28th, meeting our objective. The financial benefit of this action will be modest, will be a modest impact in our second quarter with a full phase one saving of approximately one million per quarter occurring in Q3.

The second and final phase of the closure of the inner layer portion of the factory will coincide with the completion of the Why Young (ph) capacity expansion. Both the expansion of Why Young (ph) and the closure of Hong Kong’s inner layer factory should be complete in the fall of 2008.

Moving to the integration of our three businesses, our San Jose factory is now live on our new ERP system. Our Oregon facilities are scheduled to follow and will be completed during the third quarter of fiscal year 2008. Once our entire business is on one ERP platform, it will help us, it will actually enable us to improve our cost structure, but even more importantly, it will improve the timely production of data that will enable us to basically manage our business in a much tighter fashion.

We have taken some initial steps toward improving our cost structure. As an example, we recently realigned our sales commission structure to move, to more closely tie our strategic objective of growing quick turn revenue with our sales team incentives.

This alignment, while providing a change in focus, will also result in approximately $1 million of savings per year. We have much to do in this area of cost control, and I’ll speak later to it.

Over the last 90 days, we’ve begun to align all levels of management around our business strategy. Further, I believe the management team is crystal clear on our strategy and knows the priorities and key enablers to successfully execute it.

Our managers need to continue to emphasize the strategy and focus of our entire team on meeting the stated objectives. Once complete, this alignment will enable quicker, more localized decision making. The framework for those decisions is well established and well understood.

After Kelly makes a few comments regarding the details of Q1 and Q2, I’ll reinforce some of the next steps to be taken to return Merix to an acceptable financial model.

KELLY LANG, CHIEF FINANCIAL OFFICER, MERIX: Thanks Mike and good morning everyone.

As Mike mentioned, I’ll provide a few brief comments and first quarter results in comparison to Q4, and then I’ll make a few comments regarding our outlook for the second quarter.

Before I start, I want to remind everyone that Merix’s 13-week fiscal quarter reporting convention results in one additional week of reporting approximately every five years in order to catch up for the days in each year the convention does not account for. Therefore, our first quarter results, as reported, contain 14 weeks versus a normal 13 weeks, meaning on a simple run rate basis both revenues and costs and whole dollars would be almost eight percent higher than under our normal 13-week quarter.

Consolidated revenues for the first quarter of fiscal 2008 grew seven percent to 100.1 million from 93.6 million in the first quarter of fiscal 2007. Adjusted for the extra week of reporting, our fiscal 2008 first quarter revenues declined one percent from the fourth quarter of fiscal 2007, which was in line with our expectations as we entered the quarter and are consistent with the underlying market demand.

In North America, on an adjusted 13-week basis, our first quarter of fiscal 2008 revenues declined approximately two percent to 56.9 million from the fourth quarter of fiscal 2007. This decline in revenue was a direct result of the backlog reductions in the fourth quarter of fiscal 2007.

Conversely, as Mike mentioned earlier, Merix’s North America booking pace improved modestly during our first quarter, increasing our backlog by approximately $1.8 million, resulting in a positive book to bill of 1.03.

Also, as expected, the decline in North America revenue was partially offset by modest growth in Asia where, on an adjusted 13-week basis, the first quarter of fiscal 2008 revenues grew two percent as compared to the fourth quarter of 2007.

It is important to note that Asia’s growth was partially muted due to the announced closure of our Hong Kong facility’s outer layer production. However, as Mike noted, the HY (ph) build out is going well, and assuming the project remains on track, we would expect to have additional Asian capacity later in the second half of fiscal 2008.

From a demand perspective, Merix’s Asian booking pace continues to improve. It’s backlog grew by 1.3 million since the end of Q4, resulting in a positive book to bill of 1.03.

Cisco Systems was our only customer representing greater than 10 percent of our revenue in Q1.

Before I address gross margins, I want to update you on a change we outlined in July that may impact your models. Many of you may recall during the last quarter’s conference call we outlined a change in our financial reporting that would reclassify the majority of our engineering expense, which is approximately two points of revenue, from operating expense to cost of goods sold. Following the review with both our current and prior independent auditing firms, we decided to maintain our historic methodology of reporting. We do continue to believe that when comparing Merix to most of our public peers, it would be important to note this classification difference.

Turning to gross margins, our first quarter margins averaged 14 percent, representing a 2.5 percentage point decline when compared to the fourth quarter of fiscal 2007. The decline was expected and is principally due to lower North America production volumes that impacted the absorption of fixed costs, product mix variances and some seasonal cost increases primarily affecting Asia.

Excluding the Asia restructuring costs, operating expenses amounted to 14.5 million or 14 and a half percent of revenues for the first quarter of fiscal 2008, compared to 13.7 million or 14.6 percent of revenues for the fourth quarter of fiscal 2007, the increase in total dollars spent on operating expenses primarily caused by the additional week reported in the Q1’s results.

Income taxes in the first quarter of fiscal 2008 were $400,000 or an effective tax rate of negative 23 percent. Normally you would expect a reporting of pre-tax loss would result in a tax benefit for the quarter. However, Q1 expense results from the variations and jurisdictions where the taxable profit and losses are generated. For example, the Chinese based facilities were profitable and their income is not shielded by the losses in other tax jurisdictions.

Looking at our cash flows and financial position, during the first quarter of fiscal 2008, we generated 7.6 million in cash from operations and spent 5.8 million on capital equipment, translating into 1.8 million of free cash flow, compared to a negative 1.6 million in the fourth quarter of fiscal 2007.

This increase in free cash flow is directly related to our recent initiatives to leverage working capital. These efforts fielded approximately six million of additional cash flow in the quarter. At the quarter end, the company had 26.6 million of cash investment and continue to have $55 million of available credit under its borrowing agreements.

Looking ahead to the second quarter, it’s important to note that North America operations will return to a normal 13-week quarter. However, our Asian operations will have one more quarter with 14 weeks due to a change in our internal quarter reporting calendar pattern. In other words, Merix’s quarters are made up of three accounting periods. Historically, Merix has had a four, four, five weekly convention. Beginning in fiscal 2008, we changed this convention to a five, four, four to improve our ability to meet our external reporting and requirement.

We currently estimate that revenues for the second quarter will be in the range of 98 million to $102 million. Second quarter gross margins are estimated to be in the range of 14.3 percent to 16 percent, representing the modest improvements in the first quarter. Operating expenses should approximate 14.3 percent to 14.6 percent of revenues, including tangible amortization of six tenths of a percent.

You should note that second quarter operating expenses include approximately 300,000 of legal expenses related to arbitration proceedings with the seller of Merix Asia, as we pursue claims regarding breaches of representations and warranties contained in the closing document. We’ll update you on that in future quarters.

Interest and other expenses for the quarter should remain relatively flat in the first quarter, with the first quarter of approximately 1.3 million. Our second quarter estimate and income taxes, approximate, should approximate the first quarter levels.

In summary, results from continued operations are estimated to be in the range of breakeven to a net loss of two million. Excluded from these amounts are additional Asia restructuring costs, which are estimated to be in the range of a million to a million and a half. Much of this amount relates to severance shutdown costs of the Hong Kong outer layer productions.

With that, I’ll turn the call back to Mike who will make some closing comments.

MICHAEL BURGER: Thank you Kelly. As mentioned earlier, we’ve made some good progress toward many of the objectives I laid out to you in July. Having said that, I’m targeting additional progress to be made in several critical areas.

The first, Merix’s cost structure remains unaffordable. There is some opportunity to simply just cut costs, but in order to make the value proposition work, we need to reengineer many of the old processes in the cultural. The resulting change will enable us to become more efficient and cost effective.

As an example, Tom Ingham and his team are in the process of re-thinking how to respond and generate quotes to a faster response time with fewer touches and handoffs between organizations. This process change, when complete, will result in a more efficient and cost effective team, as well as enhance the customer’s experience through improved accuracy and response time.

Again, this is simply one example that must occur throughout our entire organization. What’s exciting is that our people understand the need, see the potential value creation and are embracing the change.

As mentioned before, additional prospects or improvements will be gained by the implementation of a global Oracle ERP system.

San Jose went live in July, with the rest of North America to be completed during Q3. At this point, we should begin to reap some of the benefits of this investment, however, the potential cost structure improvements will occur following Asia’s go live, which is slated for the first half of fiscal 2009.

Today, our customer value proposition remains sub-optimized. Recall from the last quarter that our value proposition is enabling, is enabled by providing a seamless transition from quick turn to high volume PCB (ph) manufacturing across a wide technology spectrum on a global scale.

Central to the success of executing this proposition is the need to be functionally aligned, thus we are and are continuing – thus we have and are continuing to make organizational changes required to make this happen.

For example, we’ve recently announced a new structure for our operations team. We’ve aligned the organization around functional responsibilities, engineering, tooling, et cetera where the leaders of these groups have global responsibilities versus specific site assignments.

The new global teams will enable a consistent customer interface and factory process that will enhance the seamless transition amongst Merix factories globally.

In the last 90 days, we’ve added a Vice President of Marketing to the Merix team whose charter is to seek out new markets, ensuring that our manufacturing operations have the proper capabilities and our sales teams have the tools required to market and target to the customers and successfully penetrate these new markets. His near-term focus is to develop our defense and aerospace strategy. Before this quarter end, we’ll have a targeted strategy with milestones and actions for both sales and operation team in which to execute upon.

In summary, I am pleased with the progress this organization has achieved in the last 90 days. We have built significant internal momentum that we anticipate turning into tangible, financial improvements in the second half of fiscal 2008 and early fiscal 2009. We have much more to do, and I look forward to reporting to you further progress in January.

As I indicated earlier, I’ve invited Tom Ingham, our Vice President, Executive Vice President of Global Sales to help answer any questions. And with that, I’d like to open it up for questions.

OPERATOR: Thank you. At this time, if you would like to ask a question, please press star then the number one on your telephone keypad. Thank you. Our first question is coming from Bryan White (ph) with Jefferies.

BRYAN WHITE (ph), JEFFERIES: Hi, good morning.

UNIDENTIFIED PARTICIPANT: Good morning.

BRYAN WHITE (ph): Could you maybe talk a little bit about what you saw in communications and also computer and peripherals during the quarter and what you expect for your markets looking into the November quarters?

TOM INGHAM: Yes, hi Bryan (ph). This is Tom Ingham. How are you?

BRYAN WHITE (ph): Hi Tom.

TOM INGHAM: What we saw in those markets was, I would say, really pretty much a stable environment. We had a little bit of a decline. It was an anticipated decline in the networking segment. We’re, with our largest customer, which is Cisco Corporation, we’re really, we were flat with them last quarter, and we anticipate to be in the same range again, in the next quarter with them.

I would say that the outlook in that sector is pretty much going to look in the next quarter like it did in the first quarter.

BRYAN WHITE (ph): OK, so you’re saying it was, it’ll be flattish in the November quarter?

TOM INGHAM: Yes.

BRYAN WHITE (ph): OK, and how about computer peripherals we saw decline, why did we see that?

TOM INGHAM: There was one customer over in Asia that we really, pretty well disengaged from that accounted for part of that, was really a customer that was a mutual decision to get away from. I haven’t seen anything, particularly in the entire market segment that is indicating any other weakness in the segment. It was really just one customer that it was related to.

BRYAN WHITE (ph): OK, and if we look at the November quarter, what markets do you think will go up and which ones will decline sequentially?

TOM INGHAM: We’re anticipating that probably defense and aerospace is going to be the marketplace where we’re going to see some gains. We also are probably anticipating some in actually the other category where we have our EMS (ph) base, we’re getting quite a bit of traction in our discretionary business from our EMS (ph) providers as well.

BRYAN WHITE (ph): OK, anything that will go down sequentially?

TOM INGHAM: No, we’re really looking at everything else being sequentially pretty flat.

BRYAN WHITE (ph): OK, and when we look at your customers, can you give us the top five customers in the quarter?

TOM INGHAM: Sure. They’re Cisco, Motorola, GRW (ph), Bosch (ph), and Nortell (ph).

BRYAN WHITE (ph): OK, and just on the book to bill I just want to be clear. You’re saying it’s, I mean it’s 1.03 in both Asia and North America the book to bill?

TOM INGHAM: Yes.

BRYAN WHITE (ph): OK, thank you.

TOM INGHAM: You’re welcome.

OPERATOR: Thank you. Our next question is coming from Shawn Harrison (ph) with Longwell Research (ph).

SHAWN HARRISON (ph), LONGWELL RESEARCH (ph): Hi, just a quick clarification, did you provide a quick turns percentage of sales for the quarter?

UNKNOWN MALE #1: No we didn’t, but we combine our quick turn and our premium together, and in total they’re about 24 percent roughly.

SHAWN HARRISON (ph): OK, so that was down a little bit sequentially then?

UNKNOWN MALE #1: Just a little bit …

SHAWN HARRISON (ph): OK, could you maybe talk about just the pricing environment then and what you’re seeing on the premium business as well as kind of standard lead time production?

TOM INGHAM: Yes, this is Tom Ingham again. In the standard and full lead time business, it continues to be a challenging environment, you know, from a pricing standpoint. In the quick turn environment it’s, we really didn’t, we didn’t see a decline in pricing in the quarter. Again, it is a challenging environment. You know, our gross margin, as you heard, was really related more to absorption things rather than from pricing point. So we still have the ability to go out and be aggressive and competitive in the quick turn area. And, you know, we’re still maintaining share in the full lead time area as well. It’s still a challenging environment. There’s still more capacity out there than there is demand. But we feel like we’ve got real good opportunities, particularly on the quick turn side, to go out and be very competitive.

SHAWN HARRISON (ph): Is the pricing competition more so in Asia than North America? Or is it pretty equivalent in each geography?

TOM INGHAM: I would say it’s equivalent in each geography. There really, you know, we’re pretty cognizant of what the environment is in both areas. We do feel we have an advantage because we’re able to transition a lot of our full lead time customers to our plants in Merix Asia, but we’re pretty cognizant of what the price points are in both areas.

SHAWN HARRISON (ph): OK, and then just one last question, it was mentioned, you know, raw materials negatively impacted profitability in Asia this quarter. What is the outlook for the raw material environment, you know, in Asia as well as North America, say, through the end of the year?

MICHAEL BURGER: Well we have heard rumblings, I think – this is Mike. We’ve heard rumblings that there is price increases on the horizon. We, although we have not been hit with them directly, so it’s a matter of letting it work through the supply chain. Again, we don’t really have a lot of view going forward as to what that looks like, but right now it looks relatively stable.

SHAWN HARRISON (ph): And the rumblings are more so in Asia than North America at this point in time?

MICHAEL BURGER: Correct, that is correct.

SHAWN HARRISON (ph): OK, OK, thank you very much.

MICHAEL BURGER: You’re welcome.

OPERATOR: Thank you. Our next question is coming from Matt Sharon (ph) with Tyman (ph) – sorry, Thomas Weisel Partners.

MATT SHARON (ph), THOMAS WEISEL PARTNERS: Thank you. Could you tell us what the capacity utilization rates in North America were?

UNKNOWN MALE #2: Yes, roughly both Oregon and San – well our Oregon facility is roughly around 70 percent. Our San Jose quick turn facility was closer to 80 to 90 percent during the quarter.

MATT SHARON (ph): OK, so the utilization rate in Oregon fell a little bit with the declining revenue?

UNKNOWN MALE #2: Right, right, yes. And again, it’s because the backlog, the fact we went into Q4 with a little higher backlog than we did going into Q1.

MATT SHARON (ph): And what about the headcount in North America?

UNKNOWN MALE #2: I don’t have that handy, but I would imagine it was relatively flat with Q4, but …

UNKNOWN MALE #3: Yes.

UNKNOWN MALE #2: Yes.

UNKNOWN MALE #3: That’s correct.

UNKNOWN MALE #2: And I think from a utilization standpoint, already starting in Q2, I’d say it’s already feeling firmer, and it’s, again, the market is, overall, it’s just really much better right now from a utilization standpoint.

MATT SHARON (ph): OK, and then Mike you talked about hopefully seeing some improvements in your operating metrics in the second half of ‘08, into the first half of ‘09. Could you share with us some goals, operating margin or gross margin goals that you have over that time period?

MICHAEL BURGER: Our objective is to lead Q4 with an operating expense range in the 11 to 11 and a half percent range, versus today, I think we ended the quarter at around 14.7 percent.

UNIDENTIFIED PARTICIPANT: Yes. I was going to say maybe on a gross margin, Matt (ph), to help you a little on that, you have to kind of look at it geographically, but assuming that the market continues to improve, which I think is what we anticipate. You know, we’ve all said our fiscal ‘08 feels like it might be a mirror image of our fiscal ‘07, and, again, as we’ve highlighted, the market is already starting to show some improvement. But assuming it continues to improve through the second half of the year, we would anticipate probably North America gross margins somewhere in kind of the mid-20s percent. I think once the Hong Kong outer layer plant, or factory – excuse me, excuse me – outer layer facility, which was closed actually on the 28th, it all works itself through, we should see our Asia gross margin somewhere in the mid-teens by the end of the year. So that would be a pretty marked improvement over where we’re at today. So …

MATT SHARON (ph): OK, and I don’t remember you breaking out the North America gross margin for last quarter. What was that?

KELLY LANG (?): Yes, just in, I can give it to you here in just a second. North America was roughly 17 percent, yes, 17 percent, and Asia was roughly 10. They both came in about where we thought going into the quarter, just given again that the utilization rates and, you know, the Asian margins were down a little bit, but that had more to do just kind of the mix of business going to the factories because if anything the factories are better utilized and frankly pricing, I believe, in Asia, was actually a little bit, a little bit up, but I’m not sure exactly on that, so.

MATT SHARON (ph): OK, great. And this is my last question, you talked about the, with Hong Kong closing, you know, it sounds like you’re able to keep more customers than you’re expecting. What generally, Mike, is the feedback that you’re getting from customers about these changes that you’re making?

MICHAEL BURGER: Well I think, actually, the customer base has been extremely supportive with us. We’ve been, we’re really worked hard to over communicate what we’re trying to do, specifically as it relates to them.

If you’re talking specifically, Matt, of the Hong Kong to China conversion, I think in general, as I said in the script, we’re actually very, very pleased with the retention rate. It’s better than what we hard forecasted frankly.

I think we have, obviously, in position some of our customers by virtue of having to recall (ph) but in general the customer base that we, that we have has been extremely supportive of what we’re trying to do.

I actually do believe, Matt (ph), that our value proposition is unique in our ability to do quick turn in North America and full volume, and I think our customer base, full volume in Asia, and our customer base, they get that, and they’re hanging with us.

MATT SHARON (ph): OK, great, thank you.

MICHAEL BURGER: You’re welcome.

OPERATOR: Thank you. Our next question comes from Ahmet Dariony (ph) with RBC Capital Market.

AHMET DARIONY (ph), RBC CAPITAL MARKET: Thanks. Just a quick question, wondering if you guys could just talk a little bit about lead times for the Why Young (ph) production both in North America and Asia, how that trended through the quarter.

MICHAEL BURGER (?): Right, just how we kind of trended this quarter, I think both were kind of four to six weeks, maybe Asia a little bit closer to the six week. And I think, Tom, why don’t you talk about where we’re at today.

TOM INGHAM: Yes, we’re, that’s correct, we were basically four to six weeks in both regions, but we’re trending higher in Merix Asia. That’s really just a recent transition over the last couple of weeks where we’re really more in the six to eight week, and as Kelly just kind of indicated, really the majority of the customer base is towards the eight week lead time.

AHMET DARIONY (ph): All right, you know, I mean given the fact lead times are a little bit turning, sounds like especially in Asia a little bit higher, does that create a situation where you could get better pricing out of Asia potentially? Or do you still expect that to be flat in the quarter?

TOM INGHAM (?): There’s some potential for better pricing. It’s really, I would say though, it’s better mix than it is better pricing. It gives you an opportunity to, you know, put the right work in there and, you know, make sure that you’ve got the most profitable mix possible. We’re really not, you know, looking to raise prices with, you know, customers that we’re forging strategic relationships with.

KELLY LANG: Yes, but I think it’s probably worth noting though, Tom, I mean not to give Tom too much of a pat on the back because I wouldn’t want to do that, but I think even looking about a year ago we were doing about, you know, roughly $2 million of sales on a quarterly basis with the synergy business, which was all this higher gross margin, higher price business out of North America to, which was a relatively small piece of the overall mix. Today that’s pushing 25, 30 percent of our – about 20, 25 percent of our revenue today in Asia. So, and that continues to grow. In fact, it’s probably a much faster pace, and that goes back to Mike’s comment about our customer base likes this proposition and (INAUDIBLE) to get there, and I think as we highlighted, just going back to the Asia story is that we’ve got to say we are so pleased with the rate of expansion and the technology ramp and it’s just given our customers just, you know, just a feeling that this is actually going to occur. And so it’s real positive for us.

AHMET DARIONY (ph): All right, OK, and just in terms of cap ex, you know, do you have a sense in what that number would look like for fiscal ‘08?

KELLY LANG (?): Yes fiscal ‘08 is going to be roughly 30, 30-ish million dollars. It could be as high as 35, but it just depends on kind of the timing of the actual payments. But right now we’re looking at kind of our total cash out the door for cap ex, roughly 30 million by the end of the year.

AHMET DARIONY (ph): All right, thank you.

KELLY LANG (?): Which most of it, by the way, is going to be Asia, roughly, you know, probably two thirds maybe to Asia.

AHMET DARIONY (ph): Thanks.

UNKNOWN MALE #2: You’re welcome.

OPERATOR: Thank you. Our next question is coming from Kevin Keyfull (ph) with Bear Stearns.

MARISHA CLINTON (ph), BEAR STEARNS: Hi, this is actually Marisha Clinton (ph) calling in for Kevin (ph).

MICHAEL BURGER (?): Hi Marisha (ph).

MARISHA CLINTON (ph): Hi. You outlined or talked about your first phase of your Hong Kong shutdowns. You talked about the outer layer closing on September the 28th, which was earlier than the October expectation. And you talked about a $1 million per quarter savings …

KELLY LANG (?): That’s correct.

MARISHA CLINTON (ph): … in the third quarter. OK, so the second phase is supposed to be completed the fall of ‘08, is that correct?

MICHAEL BURGER (?): Yes.

KELLY LANG (?): That’s correct.

MARISHA CLINTON (ph): And what type of savings are you looking for? What’s the overall opportunity for Merix …

KELLY LANG (?): Well I think we’re probably looking at another, probably another million and a half to two million of savings incremental beyond what we get from the outer layer shutdown. So, you know, just depending on the quarter, but I think we’re really looking at roughly probably between two to three million per quarter in just savings by that alone. And just to re-highlight again, the China based factories today, forget additional improvement of the mix better utilization of that factory, as the HY (ph) facility gets expanded. Those facilities today are roughly in the mid-teens. So as you can see just be shutting the Hong Kong factory and getting that business transition, there’s some, you know, meaningful upside just in that action by itself.

MARISHA CLINTON (ph): So just to clarify, this is a million, two million and a half in addition to the one million from the first phase?

KELLY LANG (?): Yes.

MARISHA CLINTON (ph): OK, got it. And going back to your segment breakout, you didn’t talk about industrial medico (ph), it was actually up 32 percent this quarter after a nine percent decrease in the prior quarter. What led to that increase?

KELLY LANG (?): A lot of that is what I was talking about earlier with the EMS (ph) portion of our business. We’re getting some discretionary wins in that, as well as it’s, you know, part of our, you know, looking at diversifying our North American portfolio particularly. And, you know, some of the, you know, some of the full lead time business that we’re transitioning over to Asia we’re filling in with some, a little bit higher mix business out of that segment, as well as we’re getting traction with that segment in the full lead time sector over in Asia as well.

MARISHA CLINTON (ph): OK, and then one final question pertaining to your ERP system, it looks like Oregon is going to be transferred over by the third quarter of ‘08?

UNKNOWN MALE #1: That’s correct.

MARISHA CLINTON (ph): And how much spending are we looking at approximately for that transfer to happen?

MICHAEL BURGER (?): Well we’re kind of spending our total rate of spend is rough six million I think for the year. I think what I’m estimating that to be, so it’s kind of happening, you know, somewhat radically throughout the year, so what is that? About a million and a half probably for the quarter.

MARISHA CLINTON (ph): OK, great, thank you.

UNKNOWN MALE #3: You’re welcome. Thank you.

OPERATOR: Thank you. Our next question is coming from Richard Cugeely (ph) from Needham & Company.

RICHARD CUGEELY (ph), NEEDHAM & COMPANY: Yes, hi, good morning. Just a few questions. First on your communications top customer there, do you believe you’re maintaining share on that side? Others seem to be growing with that customer a little bit more, or is it just more in the timing of their relationship with that customer and their lead initiative? And any thoughts on that?

UNKNOWN MALE #3: I think it’s a little bit more of a ladder as you indicated. I, because a lot of what happens with Cisco is really dependent on what programs you’re on as well. And on the programs that we’ve been on really for the last two years at Cisco we’ve maintained a very steady market share in those programs. So we feel like we’re in a very good position with them as a strategic customer, and we don’t feel like we’re losing share on the programs that we’ve been on in the past. So …

UNKNOWN MALE #2: I think we mentioned last quarter as well that we were probably not as hurt as badly on the lean initiative as some of our competitors. So I think a lot of that growth may be kind of more of a return to steady state, whereas I don’t think we were as affected as negatively. Is that a fair statement?

UNKNOWN MALE #3: Correct, yes.

UNKNOWN MALE #2: Actually to add to it, you know, there was a recent analyst conference in New York, and just listening to our peers and stuff. I’m just doing some back of the envelope math, but I think we’ve, you know, our share is pretty, has been pretty strong. In fact, I think we still probably have the majority of the mix here in North America it looks like. So again that’s an estimate.

RICHARD CUGEELY (ph): OK, that’s helpful. And then just in, to dig a little bit deeper into your cap ex commentary. With two thirds of that for the fiscal year going to Asia, is any of the extra going to quick turn capacity or is that the utilization you want to be running at?

UNKNOWN MALE #2: No, I think that – I’ll comment first, but then maybe Mike can speak more specifically because given quick turn is a real key one for us, key, it’s very key for us. And one of the few things we’re doing from a, to improve our quick turn share as well as capacity is frankly bringing in some of the laser drilling that we currently outsource most of it, for example, down in San Jose which helps us with some of the HGI (ph) mix. We’re doing a number of things just to make sure that we’re, we compete better, I think, on the shorter turns as well as in the higher technology projects, both in Oregon and in San Jose, so we certainly are investing in that area because, again, we believe that’s a market that is going to stay here in North America, and, again, it’s very key to us from a growth standpoint.

So when you talk to the sales team, for example, they point to where we’re getting beat right now is on speed as well as some of the technology that we can have on the quick turn arena, but Mike do you want to add any more?

MICHAEL BURGER: I think that was well said. I think HGI (ph) is our primary investment in North America.

RICHARD CUGEELY (ph): OK, then just lastly, your gross margin, at least directional commentary for the fiscal year being more like what the fiscal ‘07 year had been, is a little bit better than what originally I had modeled. What you need beyond Asia getting all consolidated and the capacity finish, what do you need in North America to happen? Or is it just merely that the market continuing to recover over the balance of the year?

UNKNOWN MALE #2: We are, we are actively working on penetrating the military marketplace, and we are actively focused on growing our quick turn business. So those two things from a market perspective are where we’re focused.

From a capital perspective and from a capabilities perspective we just talked about, I think HGI (ph) is what we need to invest in, in North America and we’re well on track in that regard.

MICHAEL BURGER (?): Yes, it’s kind of interesting too, I was going to add, that when I look at our two regions that this whole value proposition we keep talking about, I mean it, you know, makes it sound like, you know, Tom’s job is pretty easy here, but I do think that from an Asian standpoint, it really is a technology and a capability story, which again we are moving on and again we are making very marked progress.

Excuse me – North America is really more of a demand story because a lot of that full lead time business from Cisco and others are migrating off shore and we want to retain that. And again, I think we’re going to have a good shot at retaining and then taking share in that area. So that means we’ve got to continue to fill in North America, and that’s why the Asia, excuse me, the aerospace and defense is key, and then you saw that quick turn. So we intend to win, and that’s where we’re focused.

RICHARD CUGEELY (ph): Oh good, thank you very much.

UNKNOWN MALE #2: You’re welcome.

OPERATOR: Thank you. Our next question is coming from Hi Long Lee (ph) from Sidoti & Company.

JI LONG LEE (ph), SIDOTI & COMPANY: Hi, that’s actually Ji Long Lee (ph), how are you? Just a quick question, there is obviously a little bit of a negative mix in Asia going on with your condition (ph) to China. And ultimately you talked about $70 million incremental revenue opportunity out of Asia, so when all that is said and done, if you continue on your target goals, how would Asia look like in terms of your end market exposure by F&I (ph) let’s say.

MICHAEL BURGER (?): Yes Tom do you mind?

TOM INGHAM: I would say that you’re going to probably continue to see some, you know, studying this, as I said earlier, really in the, you know, networking and telecom segments, I think that you’re going to continue to see growth as I mentioned earlier in our EMS (ph) category. We do quite a bit of discretionary EMS (ph) business over there. And I think you’ll see a rebound over time in the computer and peripheral segment as well.

MICHAEL BURGER (?): I think too, Tom, when we were doing the strategic plan this last spring, if I recall, you know, we look at kind of the markets we want to go in, in Asia and we look at, frankly when we did the research and what was growing, what wouldn’t feel like is the higher margin products. It was, I’ll call it a lot of our traditional North America market, which was frankly (INAUDIBLE) because that’s where we have a real strength from a sales final (ph) standpoint. So it is really kind of a mirror image of today’s North America, would you agree?

TOM INGHAM (?): Correct.

JI LONG LEE (ph): OK, and my next question is you mentioned there was a seasonal cost increase out of Asia, could you talk a little bit more about what that meant?

TOM INGHAM (?): Yes, that’s pretty much in Asia during the summer months you tend to get spikes in the utility rates, particularly electricity, a little bit of water, so again it’s, you know, it wasn’t a huge number but it was one that, you know, you could certainly see it in the impact on margins. But we anticipate seeing a little bit of, you know, going back I’ll call it more normalcy here in the second quarter. We saw a similar trend, by the way, last, or during or first quarter of last year as well.

JI LONG LEE (ph): OK, so that had nothing to do with your laminate cost?

TOM INGHAM (?): No, no, actual laminate cost, I think was relatively flat. I mean there was, we had one vendor, I think, have a very small, you know, single percent increase. But as Mike mentioned too, I mean it’s tough to get a lot of visibility going forward, but we really don’t see a lot of big change on the horizon on that area.

JI LONG LEE (ph): OK, and when you mentioned the laminate cost may spike up a little bit or at least upwardly (ph) adjusted (ph), did you mean your, sort of largest supplier or just kind of overall?

MICHAEL BURGER: (?): No, we’re just talking in terms of overall. I mean we have a number of suppliers who while I guess not officially are concerned about the copper pricing obviously, I think copper price hit a high not too many weeks ago if I’m not mistaken, and I think that obviously causes concern. There is a lag. There’s not a one to one correlation between laminate prices and copper price. So we’re, you know, we’re concerned because directionally as copper prices continue to increase, so, but it’s hard to forecast exactly what the increases will be to us, and we haven’t, we actually haven’t seen those yet.

JI LONG LEE (ph): OK, great, thank you.

MICHAEL BURGER (?): You’re welcome.

OPERATOR: Thank you. Once again, as a reminder, if you would like to ask a question, please press star then the number one on your telephone keypad.

Our next question is a follow up coming from Bryan White (ph) from Jefferies.

BRYAN WHITE (ph): Hi, Kelly, could you walk through the 123R expense and break it out by cogs (ph) in SG&A?

KELLY LANG: Yes, I don’t have that number handy here, but roughly two, probably three quarters of it is in SG&A and about a quarter is in cogs (ph). And I think in total we’re looking at about 800,000 for the quarter.

BRYAN WHITE (ph): OK, and as we, you know, the last quarter you mentioned engineering was part of cogs (ph) in the fourth quarter, now this quarter we separate engineering …

KELLY LANG (?): Yes, well we intended to go back there because we’ve got our peers, if you look at, and put most of that stuff up, and cogs (ph), you know, not to get into the details, but we now have, you know, two sets of auditors that we’ve got to deal with, and we have a challenge with one of them as far as go back and restating so. Yes, we’re going to stay with our historical reporting convention going forward, but I think when you compare us to our other peers in the public, you know, public arena it’s probably important that you put the majority of that engineering expense in our (INAUDIBLE) in cogs (ph), that will give you a better sense of where our margins are relative to some of our peers.

BRYAN WHITE (ph): OK, and could you give us an outlook on depreciation in 2008?

KELLY LANG (?): Yes, I think we’re, you know, this last year I think we roughly ran around $20 million and we’ll have a little bit of depreciation falling off in Hong Kong, but we’ll have an incremental amounts already starting on some of the ERP because that’s going up. So my guess is our current estimate is going to be roughly 20 to 21 million probably.

BRYAN WHITE (ph): OK, thank you.

OPERATOR: Thank you. At this time, there appear to be no more questions. I’d like to turn the floor back to management for any closing remarks.

MICHAEL BURGER (?): Well I, again, I appreciate everyone being on the call. We, as we stated in the press release, we’re not necessarily pleased with the financial results of this last quarter, however, we’re extremely pleased with the progress that we’re making toward our initiatives. We appreciate your interest in our company, and we’ll talk to you in January, thank you.

OPERATOR: Thank you, that does conclude today’s conference. You may now disconnect and have a wonderful day.

END